Exhibit 10.1
EMPLOYMENT AGREEMENT
v7.4
     THIS EMPLOYMENT AGREEMENT (“Agreement’) is made and entered into as of July 1, 2010, by and between ATHENAHEALTH, INC. (the “Company”), and the undersigned Employee (“Employee”).
     The parties hereby agree as follows:
          1. Employment; Term.
     (a) The Company employs Employee, and Employee accepts employment with the Company, upon the terms and conditions contained in this Agreement.
     (b) The Company and Employee acknowledge that Employee’s employment is at-will, and is for no definite period of time. Employee acknowledges and agrees that this Agreement will govern the terms of Employee’s employment with Company, even though compensation levels may be adjusted by Company from time to time by assent of the parties hereto.
          2. Duties.
During the period that Employee is employed under this Agreement (the “Employment Period”), Employee will serve in the position set forth in the attached Schedule A or in such other positions and with such other duties and responsibilities as Company will from time to time assign to employee. Employee will perform the duties of Employee’s position faithfully for the Company and in accordance’ with the reasonable directives of the Company. Employee will comply with procedures and policies as established by the Company from time to time. Employee will devote substantially all of Employee’s business time and effort to the performance of Employee’s duties to the Company. Employee acknowledges that execution of Employee’s duties in a timely, consistent and prudent manner is vital to the successful operations of the Company and that it is essential that Employee conduct the duties of this position with constant and watchful attention. Employee will participate in Company’s compliance training and act in accordance with the Company’s Compliance Principles and its Code of Conduct, in conformity with the Company’s compliance and integrity plan.
          3. Compensation.
Employee’s compensation will be as set forth in the attached Schedule A.
          4. Expenses; Benefits.
     (a) The Company agrees to reimburse Employee, in accordance with the Company’s policies as amended by the Company from time to time, for reasonable expenses paid or incurred by Employee in connection with the performance of Employee’s duties for the Company hereunder.
     (b) Employee will be entitled to vacation, sick days and leave of absence in accordance with Company policies, as amended by the Company from time to time.
     (c) Employee will be entitled to participate in health, life, or disability insurance, and retirement, pension, or profit-sharing plans that may be instituted by the Company for the benefit of its mid-level management Employees generally, upon such terms contained therein.
          5. Termination.
     (a) Since Employee’s employment is at-will employment, either Employee or the Company may terminate Employee’s employment at any time for any reason or for no reason.
     (b) Upon the termination of Employee’s employment for any reason, the parties will have no further obligations under this Agreement, except that the obligations of Employee under Sections 6, 7, 8, 9 and 10 and the provisions of Sections 12 and 13 will remain in effect and be binding upon the parties after termination.
          6. Effect of Termination.
     (a) The Company will have no liability or obligation to Employee upon Employee’s termination other than as specifically set forth in Sections 5(b) and 6, or as provided by law.

     (b) Upon the termination of Employee’s employment, Employee will be entitled to receive only such portion (if any) of the Base Salary as may have accrued but be unpaid on the date of termination, any accrued and unpaid vacation pay, outstanding expenses reimbursable under the Company’s then applicable policies, and other benefits which may be owing through the date of termination.
     (c) Upon the termination of Employee’s employment for any reason, Employee will immediately surrender to the Company all Company property in the possession, custody or control of Employee, including but not limited to all computer hardware, software, computer disks and/or data storage devices, notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, and equipment and will also immediately surrender to the Company all documents and other media containing any Confidential Information (as defined in Section 7 hereof).
          7. Confidential Information.
     (a) Except as specifically provided in this Section 7(a), “Confidential Information” means all information or material that relates to any of the Company’s products or services or any phase or aspect of its operations, business or financial affairs that: (i) is not generally known to the public, (ii) that is designated by the Company as Confidential, or (iii) that a reasonable person familiar with the Company’s business would understand is confidential to the Company or would harm the Company if not kept confidential. Employee acknowledges and agrees that Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): Company Inventions (as defined below), trade secrets, specifications, know-how, processes, formulas, models, work flows, software completed or in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers’ and/or suppliers’ identities or characteristics or agreements, financial information and projections and personnel files. Confidential Information also includes, but is not limited to, any information described above which the Company obtains from another party and which the Company treats and/or has an obligation to treat as confidential or designates as Confidential Information, whether or not developed by the Company. Confidential Information comprises information in all forms, spoken, written, recorded or contained in any media whatsoever, whether now in existence or to be invented in the future. (The term “Company,” in this Section 7(a), means not only athenahealth, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with athenahealth, Inc.)
     (b) Employee recognizes and acknowledges that Company is regulated as a Covered Entity under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Employee recognizes and acknowledges that Employee may have access to Protected Health Information (“PHI”) as defined under HIPAA in the course of employment and that such PHI is Confidential Information, subject to strict confidentially and security restrictions under HIPAA, under applicable Company policies and under other applicable law.
     (c) All Confidential Information and all documents and other media that contain Confidential Information (whether obtained or created before, during or after the Employment Period) including but not limited to information relating to all Company Inventions pursuant to the provisions of Section 8(a) below will remain the property of the Company and not the Employee and will be delivered to the Company at any time upon the Company’s request and upon the termination of Employee’s employment.
     (d) All Confidential Information will be held confidential by Employee. During the Employment period the Employee will not (nor will Employee assist any other person to), directly or indirectly: (i) reveal, report, publish or otherwise disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever except as necessary in the course of carrying out Employee’s duties hereunder or as expressly authorized by the Company; or, (ii) use such Confidential Information except for the benefit of the Company and in the course of Employee’s employment with the Company. In all cases, all disclosure and use of Confidential Information will, in addition to the foregoing: (i) be limited to and in conformity with all applicable Company policies and procedures, including but not limited to documentation of non-disclosure and confidentiality obligations; and, (ii) limited to the amount of information necessary for the reason or purpose justifying the disclosure or use. After the Employment Period, Employee will not disclose or use Confidential Information without prior written consent of the Company that explicitly specifies the disclosure or use; and, any such disclosure or use will be subject to all obligations and restrictions set forth in this Agreement as if made during the Employment Period. Both during the Employment Period and at all times thereafter Employee will not render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed contrary to the provisions of this Section 7(d). This Section 7(d) will not apply to the extent Employee is required to disclose any Confidential Information by applicable law or legal process provided that Employee promptly notifies the Company of such pending disclosure and consults with and cooperates with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.
          8. Company Inventions.
     (a) During the Employment Period and thereafter, Employee will disclose promptly to the Company any and all Company Inventions (as defined below). Employee hereby assigns, and agrees during the Employment Period and thereafter to assign, to the Company all of Employee’s right, title and interest in any Company Inventions and in any and all applications and registrations for any form of intellectual property applicable to any Company Inventions. Employee acknowledges that all Company Inventions consisting of Works are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and will be automatically the sole property of the Company within the meaning of the Act. If the copyright to any such Works will not be the property of the Company by operation of law, Employee will, without further consideration, assign to the Company all of my right, title and interest in such the copyright to such Works. Employee hereby waives, to the extent permitted by law, all claims to moral rights in any Company Inventions.
(i) “Company Inventions” will mean any and all Inventions and Works in whole or in part conceived, made or reduced to practice by Employee (either solely or in conjunction with others) during or after the Employment Period that (A) are made through the use of any of the Company’s Confidential Information, Company Inventions, equipment, facilities, supplies, funds or proprietary rights or other property of the Company, (B) relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development or business, or (C) result from any work performed by Employee for the Company.
(ii) “Inventions” will mean any ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including, but not limited to, devices, processes, methods, techniques, algorithms, trade secrets, and know-how.
(iii) “Works” will mean any and all original works of authorship in any written, electronic, video, or audio records (or any other tangible medium, existing now or in the future, on which information is fixed), including without limitation all mask works, software, computer files, computer programs (in both object and source code), computer interfaces, documentation, and databases together with any improvements thereon or thereto, derivative works therefrom.
(iv) “Prior Inventions” will mean any and all Inventions made, conceived or first reduced to practice by Employee, under Employee’s direction or jointly with others prior to Employee’s employment with the Company, which Employee owns or controls, either solely or jointly with others.
(v) Employee represents that the attached Schedule B contains a complete list of all Prior Inventions which Employee desires to exclude from assignment to the Company hereunder. If there is no such Schedule B attached hereto, or if it is left blank, Employee represents that there are no such Prior Inventions. Employee agrees that, if in the course of my employment with the Company, Employee incorporates into a Company product, process or machine a Prior Invention or

Work owned by Employee or in which Employee has an interest (regardless whether such Prior Invention is listed on Schedule B), or if the manufacture, use, sale, or import of any Company product or machine or the practice of any Company process would infringe any such Prior Invention or Work, the Company will automatically be granted and will have a non-exclusive, royalty-free, fully-paid, irrevocable, transferable, perpetual world-wide license under such Prior Invention or Work to make, have made, modify, use, import, and/or sell such Company product or machine or to practice such process or Prior Invention or Work.
(vi) Employee will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all Company Inventions made by Employee during the Employment Period or thereafter (including but not limited to information relating to all Company Inventions which belong exclusively to the Company pursuant to the provisions of this Section 8(a)), which records will be available at all times to the Company and will remain the sole property of the Company. In the event that (A) any Company Invention is made, conceived of or reduced to practice by Employee, either solely or in conjunction with others, during the Employment Period, or (B) any Company Invention is made, conceived of or reduced to practice by Employee after the Employment Period which belongs exclusively to the Company pursuant to the provisions of this Section 8(a), Employee will promptly give notice and fully disclose in writing such Company Invention to the Chairman of the Board and the Board of Directors of the Company.
(vii) Employee will assist the Company (at the Company’s expense), either during or subsequent to the Employment Period, to obtain and enforce for the Company’s benefit, patents, copyrights, and mask work protection in any country for any and all Company Inventions made by Employee, in whole or in part, the rights to which belong to or have been assigned to the Company pursuant to the provisions of Section 8(a) hereof. Employee agrees to execute all applications, assignments, instruments and papers and perform all acts as the Company or its counsel may deem necessary or desirable to obtain any patents, copyrights or mask work protection in such Company Inventions and otherwise to protect the interests of the Company therein. In the event the Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Company Invention, whether due to mental or physical incapacity or any other cause, Employed hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agents and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by Employee.
          9. (Removed and Reserved).
          10. Enforcement by Injunction.
Employee acknowledges and agrees that the Company will be immediately, substantially and irreparably damaged if Employee fails to comply with the provisions of Sections 7, 8 or 9. Accordingly, the Company will be entitled to bring action in court for (i) an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) in case of any breach or threatened breach of Employee’s covenants and obligations under Sections 7, 8 or 9, (ii) damages in an amount equal to all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee (or any associated party deriving such benefits, including but not limited to any future employer of Employee) as a result of any such breach of Employee’s covenants and obligations under Sections 7, 8 or 9, and (iii) indemnification against any other losses, damages, costs and expenses, including actual attorneys’ fees and court costs, incurred by the Company in obtaining any damages and/or injunctive relief as set forth in subsections (i) or (ii) above. Such remedies will not be exclusive and will be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of Sections 7, 8 or 9 by Employee. Any action permitted under this Section 10 may be brought in any court having jurisdiction of the parties, and the parties irrevocably consent to the jurisdiction and venue of the state courts of Massachusetts and the Federal District Court for the District of Massachusetts for that purpose. Employee hereby acknowledges and agrees that any breach by Employee of covenants and obligations under this Agreement will cause damage to the Company in Massachusetts and that consent to jurisdiction and venue in Massachusetts is reasonable and fair.

          11. Notices.
Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement will be in writing and will be deemed to have been duly given (a) when personally delivered, (b) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), (c) on the next day business day after timely delivery to an overnight courier, or (d) upon confirmation of receipt by facsimile or e-mail; in each case addressed to the parties at the addresses set forth below their signatures hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).
          12. Arbitration.
Except with respect to remedies and rights set forth in Section 10, any dispute or controversy arising under this Agreement or concerning Employee’s employment with the Company (including, without limitation, any controversy as to the arbitrability of any dispute), including but not limited to any claims arising out of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and/or Massachusetts General Laws Chapter 151B, will be settled exclusively by arbitration to be held in Boston, Massachusetts, before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect relating to the arbitration of employment disputes. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the Massachusetts courts for that purpose.
          13. Miscellaneous.
     (a) If any provision of Sections 7, 8 or 9 is held to be unenforceable or overly broad, it is the intention of the parties that the court or tribunal making such determination will modify such provision so that the provision will be enforceable to the broadest extent permitted under the law, and that such provision will then be applicable in such modified form. The provisions of the various limitations in Sections 7, 8 and 9 will be construed to be cumulative, and the scope or interpretation of one limitation will not be construed to nullify or reduce the limiting effect of another limitation.
     (b) (Removed and Reserved).
     (c) To the extent, if any, that Employee possesses or has knowledge of information that is proprietary to a third party or that is subject to confidentiality restrictions properly placed upon it by a third party that would prevent Company from having access to such information (collectively “Third Party Information”), Employee will not disclose such information to Company or to any Company personnel nor will Employee use such information in the conduct of Employee’s employment hereunder. Employee’s duties hereunder expressly exclude use or disclosure of such information. Company expressly disclaims any request or requirement that Employee disclose or use Third Party Information in connection with employment hereunder; and, if Employee encounters such request or requirement, Employee will not make such disclosure or use but will instead promptly report such request or requirement to the Company’s acting compliance officer.
     (d) To the extent that Employee has been employed or retained by any third party in the past whereby Employee has come into possession of Third Party Information, Employee warrants and represents that Employee’s duties for Company as they have been described by Company in negotiation of this Agreement are not substantially similar to those duties that Employee undertook for any such third party such that any Third Party Information would naturally, necessarily or inevitably be used or disclosed by Employee in performing his or her duties for the Company.
     (e) Employee warrants and represents to the Company that Employee is not party to any agreement or understanding (including but not limited to any non-compete, non-disclosure, non-solicitation or similar agreement) that would prohibit, restrict or impair the ability of Employee to work in any capacity or position at the Company.
     (f) Any and all undertakings by the Company in this Agreement (including Schedule A or any amendment of Schedule A) with respect to any future grant of shares or options to purchase shares of stock of the Company are undertakings only to recommend such grant to the Board of Directors or its designee; and, all such grants are subject to and contingent upon separate prior approval of the Board of Directors of the Company or its designee

(which approval may be withheld for any reason or for no reason), subject to determination by the Board of Directors or its designee with respect to strike price and vesting schedule and subject to the terms and conditions in the Company’s applicable stock option or stock benefit plan and in the Company’s stock option or stock benefit agreement forms that are current at the time of approval. Notwithstanding any provision in this Agreement or any other document or statement to the contrary, no grant to Employee of any option to purchase shares of stock of the Company will be deemed compensation for past work or for past performance of Employee under any circumstances but will instead be solely an incentive to potential future performance from the date of vesting forward of such right; and, Employee will have no rights, entitlement or expectation of rights with respect to any such option or with respect to the stock subject to any such option except as explicitly set forth in the Company’s applicable stock option plan and stock option agreement forms.
     (g) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all parties hereto, provided however that compensation levels may be adjusted by assent of the parties, which assent of Company will be in writing and signed on behalf of Company stating the adjusted level and which assent of Employee may be established by acceptance by Employee of compensation at such adjusted level.
     (h) This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and will not be assigned by him or her.
     (i) No waiver by the Company of any breach or default hereunder will be considered valid unless in writing signed by all parties hereto, and no such waiver will be deemed a waiver of any subsequent breach or default of a similar nature.
     (j) If any provisions of this Agreement will be held unenforceable, such unenforceability will attach only to such provisions and will not render unenforceable any other severable provisions of this Agreement, and this Agreement will be carried out as if any such unenforceable provisions were not contained herein, unless the unenforceability of such provisions substantially impairs the benefits of the remaining portions of this Agreement.
     (k) This Agreement may be executed in two or more counterparts, each of which will be deemed one original.
     (l) This Agreement will be deemed to be a contract that is made in Massachusetts, under the laws of the Commonwealth of Massachusetts; and, for all purposes this Agreement will be construed and enforced in accordance with the internal laws of Massachusetts, without regard to conflicts of laws principles, provided that to the extent permitted by Federal law the provisions for arbitration hereunder will be under and governed by the Federal Arbitration Act.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Employee signature:	athenahealth, Inc.

/s/ Daniel Orenstein	By: /s/ Jonathan Bush
Print name: Daniel Orenstein	Print name: Jonathan Bush
Print address: 31 Sevinor Rd.	Title: CEO and President
Marblehead, MA 01945	311 Arsenal St., Watertown, MA 02472

SCHEDULE A TO EMPLOYMENT AGREEMENT
Position: Senior Vice President and General Counsel
Compensation: Employee’s base salary will be at an annual gross rate of $210,000.00 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s payroll practices, as in effect from time to time, and shall be subject to required federal, state and local taxes and withholdings. Employee will be entitled to annual consideration for a bonus based on Employee’s and the Company’s performance. Such bonus, if any, shall be determined by the Company in its sole discretion, and shall be paid as and according to the schedule determined by the Company.
SCHEDULE B TO EMPLOYMENT AGREEMENT
     The following is a complete list of all Prior Inventions.
                          No Prior Inventions
                          See below description of Prior Inventions (reference and attach additional, initialed sheets if necessary)
Initials of Employee for Schedules A and B: DHO